AMENDED AND RESTATED AGREEMENT
by and among
LIGHTSTONE VALUE PLUS REIT II LP,
LIGHTSTONE SLP II LLC
and
DAVID LICHTENSTEIN

This Amended and Restated Agreement (this “Agreement”) is made as of October 6, 2008, by and among Lightstone Value Plus REIT II LP, a Delaware limited partnership (the “OP”), Lightstone SLP II LLC, a Delaware limited liability company (the “Company”), and David Lichtenstein, in his individual capacity.

WHEREAS, the Lightstone Value Plus Real Estate Investment Trust II, Inc. (the “REIT”) intends to hold an initial public offering (the “Offering”) of up to 51,000,000 shares of its common stock at a price of $10 per share, subject to applicable volume discounts;

WHEREAS, pursuant to an agreement dated June 5, 2008, David Lichtenstein committed to advance the REIT its offering and organization expenses (the “O&O Expenses”) in an amount equal to the greater of (a) up to ten percent of proceeds from the Offering (the “Offering Proceeds”) or (b) the O&O Expenses, in exchange for certain subordinated distributions (the “Subordinated Distributions”) from the OP, as detailed in the Registration Statement on Form S-11 of the REIT filed with the Securities and Exchange Commission on June 9, 2008, as amended;

WHEREAS, the parties hereto wish to amend and restate the agreement dated June 5, 2008 and, in accordance with this Agreement, David Lichtenstein has agreed to commit to advance the REIT up to ten percent of the Offering Proceeds to pay dealer manager fees and selling commissions in connection with the Offering, and to the extent that such dealer manager fees and selling commissions is less than ten percent of the Offering Proceeds, the O&O Expenses;

WHEREAS, the Company is wholly owned by David Lichtenstein and has been formed for the purpose of advancing such O&O Expenses and receiving the Subordinated Distributions;

WHEREAS, the OP admitted the Company as an associate general partner pursuant to an Agreement of Limited Partnership of Lightstone Value Plus REIT II LP, dated as of April 30, 2008; and

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Commitment. The Company agrees to pay, and David Lichtenstein agrees to fund, up to ten percent of the Offering Proceeds to pay dealer manager fees and selling commissions and, to the extent that such dealer manager fees and selling commissions in connection with the Offering are less than ten percent of the Offering Proceeds, O&O Expenses. In partial consideration of such funding, the Company shall receive the Subordinated Distributions.

2. Satisfaction of Commitment. At each closing during the Offering Period, the OP agrees to issue to the Company, and the Company agrees to purchase from the OP, one associate general partner interest of the OP for each $1,000,000 in Offering Proceeds received by the REIT at such closing, at a price per unit of $100,000.

3. Miscellaneous.

3.1 This Agreement may be amended only by written instrument duly executed by the parties hereto.

3.2 This Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its choice of law rules.

3.3 This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.

3.4 If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

/s/ David Lichtenstein
David Lichtenstein

LIGHTSTONE VALUE PLUS REIT II LP

By:	Lightstone Value Plus Real Estate
Investment Trust II, Inc., its General
Partner

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: Chief Executive Officer

LIGHTSTONE SLP II LLC

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: Member